EXHIBIT 99B.5

COMBINED STATEMENTS OF INCOME          U S WEST COMMUNICATIONS Group
(UNAUDITED)
                       Quarter Ended          Six Months Ended
In millions, except    June 30,           %   June 30,           %
per share amounts        1995    1994  Change   1995    1994  Change
- - ------------------------------ ------- -------------- ------- -------
OPERATING REVENUES
 Local service         $ 1,076 $ 1,016    5.9 $ 2,126 $ 2,001    6.2
 Interstate access         591     556    6.3   1,180   1,118    5.5
 Intrastate access         184     179    2.8     372     353    5.4
 Long-distance network     294     345  (14.8)    593     696  (14.8)
 Other services            193     185    4.3     385     366    5.2
                       ----------------       ----------------
Total operating revenue  2,338   2,281    2.5   4,656   4,534    2.7
                       ----------------       ----------------
OPERATING EXPENSES
 Employee-related          831     805    3.2   1,644   1,583    3.9
 Other operating           346     371   (6.7)    695     734   (5.3)
 Taxes other than
   income taxes            105     100    5.0     211     199    6.0
 Depreciation & amort.     502     474    5.9   1,001     944    6.0
                       ----------------       ----------------
Total operating          1,784   1,750    1.9   3,551   3,460    2.6
 expenses              ----------------       ----------------

 Income from operations    554     531    4.3   1,105   1,074    2.9

 Interest expense          106      93   14.0     207     183   13.1
 Gain on sales of rural
  telephone exchanges       15      24  (37.5)     78      48   62.5
 Other expense - net         3       6  (50.0)     16      16     -
                       ----------------       ----------------
 Income before income      460     456    0.9     960     923    4.0
  taxes

 Income taxes              167     167     -      352     339    3.8
                       ----------------       ----------------
NET INCOME              $  293  $  289    1.4  $  608  $  584    4.1
                       ================       ================

Pro forma average        470.4   453.6    3.7   469.5   449.0    4.6
shares outstanding     ================       ================

Pro forma earnings      $ 0.62  $ 0.64   (3.1) $ 1.29  $ 1.30   (0.8)
per share              ================       ================

Note: Certain reclassifications within the financial statements have been made to conform to the current year presentation.